Exhibit 99.1

Hecla Reports 4th Quarter and Full-Year 2008 Results; Increases Silver Production 54%; Increases Silver Reserves and Resources to 325 Million Ounces

For the Period Ended December 31, 2008

COEUR D’ALENE, Idaho--(BUSINESS WIRE)--February 23, 2009--Hecla Mining Company (NYSE:HL) today reported a net loss of $37.3 million in the fourth quarter of 2008 compared to net income of $8.2 million during the same period of 2007. Including dividends to holders of its preferred shares, Hecla reported a loss applicable to common shareholders of $40.7 million, or 24¢ per share, for the fourth quarter of 2008, compared to income applicable to common shareholders of $7.6 million, or 6¢ per share, for the fourth quarter of 2007.

For the full-year 2008, Hecla reported a net loss of $66.6 million compared to net income of $53.2 million for 2007. The loss applicable to common shareholders for 2008 was $80.2 million, or 57¢ per share, compared to income applicable to common shareholders in 2007 of $52.2 million, or 43¢ per share.

Hecla recorded the largest annual increase of total silver reserves and resources in the company’s history, reporting a 76% increase at the end of 2008 compared to a year ago, to approximately 325 million ounces of silver. The increase in silver and also lead, zinc and gold, are primarily due to Hecla’s acquisition of the remaining interest in the Greens Creek mine near Juneau, Alaska, as well as successful exploration and definition drilling at the Lucky Friday mine in northern Idaho.

Hecla increased silver production by 54% in 2008, to 8.7 million ounces. Production of lead and zinc, important by-products at the Lucky Friday and Greens Creek mines, also increased in 2008. Lead production was 43% higher and Hecla produced 131% more zinc compared to 2007.

Hecla Mining Company President and Chief Executive Officer Phillips S. Baker, Jr., said the mining sector globally had suffered from an unprecedented convergence of economic events, which had depressed metals prices and frozen capital markets in 2008. He said against this backdrop, Hecla had taken a number of steps to secure the company’s future. “The acquisition of the remainder of the Greens Creek mine in April was an important and accretive transaction for the company. Not only did it enable Hecla to increase silver production and reserves and resources, it also upgraded the quality of our assets and strengthened our competitive position,” said Baker.

He continued, “The timing of the fall in metals prices and the credit crisis impeded progress on refinancing the debt taken on to acquire the mine, but I am pleased to say we have overcome the challenges of this difficult period. Hecla has repaid 70% of the debt and successfully worked with our banks to restructure the remainder. With this development, we can focus on driving our costs down. Specifically, we are reducing our 2009 exploration and capital expenditures by approximately 50% compared to 2008 and have reduced our workforce by about 10%. We are already seeing the benefits of these changes.”

2008 HIGHLIGHTS

  Silver production of 8.7 million ounces at an average total cash cost of $4.20 per ounce
  Fourth quarter production more than doubling compared to the fourth quarter of 2007
  Acquisition of the remaining portion of the Greens Creek silver mine joint venture, the fifth largest silver mine in the world
  Record annual silver reserve/resource addition, with a current total of 325 million ounces of silver reserves and resources
  Repayment of $267 million of the $380 million debt as of February 2009
  Entry into the San Juan Silver Joint Venture in southern Colorado with initial resources confirmed
  Sale of Venezuelan interests for approximately $25 million
  Fifty years of owning and operating the Lucky Friday mine
  Acquired the assets of Independence Lead Mines in exchange for 6.9 million shares of Hecla common stock
  Sold Great Basin Gold common stock for $27.0 million, an $8.1 million gain

METALS PRICES

After opening 2008 at almost $15 per ounce, the silver price rose to over $20 in the second quarter, fell below $9 in the fourth quarter and today is back over $14 per ounce. The same volatility affected Hecla’s important by-product metals, with lead and zinc at the end of the fourth quarter of 2008 selling for approximately one-third of their high points in the first quarter. Falling metals prices led to negative price adjustments to provisional settlements of $25.7 million for 2008, adversely impacting operating results. Negative price adjustments occur when metals prices decline between the time of title transfer for ore concentrates and final settlement. As lead and zinc prices stabilize or increase in the future, negative provisional price adjustments should decrease.

Baker commented on the future of precious metals prices, saying, “Although we are preparing for low zinc and lead prices in 2009, we are seeing materially higher prices for precious metals. As the world’s governments begin to stimulate their economies to overcome the financial crisis, we expect volatile but generally increasing precious metals prices. Longer term, as billions of people continue moving to a higher standard of living, we will again see an increased demand for the metals we produce; silver – for electronics, jewelry, health applications - and lead and zinc for a multitude of industrial and consumer products. Hecla, as the producer of 30-35% of all the silver mined in the United States with lead and zinc by-products, will be in the unique position as a U.S. producer to capitalize on the opportunity.”

FINANCIAL

2008 financial results were impacted by a number of items, including:

  dramatically lower lead and zinc prices during the year;
  higher smelter treatment charges and increased costs for diesel, materials and supplies;
  lower ore grades at the mines;
  negative provisional price adjustments totaling $25.7 million due to decreased metals prices;
  increased interest expense;
  a one-time higher cost of sales of $17 million due to the valuation of in-process inventory resulting from Hecla’s acquisition of the remaining 70.27% of the Greens Creek joint venture;
  a loss on the sale of Hecla’s Venezuelan properties of $12 million, and an operating loss of $17 million from the now-discontinued Venezuelan operations; and
  a reduction in the value of deferred tax assets of $3.6 million.

Items impacting results in 2007 included a gain on the sale of properties of $63.2 million and a provision for closed operations and environmental matters of $49.2 million.

At the end of 2008, Hecla had $36.5 million in cash and short-term investments. In February 2009, Hecla reached agreement with its bank group to reschedule all 2009 term debt payments to 2010 and 2011. In February, Hecla closed an underwritten public offering of units consisting of 36.8 million shares of common stock and Series 3 warrants to purchase 18.4 million shares of Hecla common stock, including the underwriters’ exercise of the over-allotment option. The units were sold at a price of $2.05 each, with an exercise price for the warrants of $2.50 per share. The net proceeds from the offering were approximately $71.3 million. Hecla used the proceeds to repay the remaining $40 million principal of the bridge loan and repay $8 million of its term loan. Both loans were part of the financing to acquire the remaining portion of the Greens Creek joint venture. The remaining proceeds will be used for general corporate purposes. As of mid-February 2009, Hecla had approximately 217 million common shares outstanding and long-term debt of $113 million.

OPERATIONS

Silver production rose to 8.7 million ounces at a cash cost of $4.20 per ounce in 2008. Cash costs per ounce rose in the second half of the year due to higher costs for fuel and supplies and lower by-product credits from lower lead and zinc prices. Fourth quarter 2008 silver production was 2.5 million ounces of silver at a cash cost of $7.49 per ounce. Hecla forecasts 2009 silver production in the range of 10 million to 11 million ounces, with estimated average total cash costs of about $6 per ounce of silver, at current by-product metals and diesel prices.

Greens Creek – Hecla’s interest in Greens Creek during 2008 reflects a 29.7% ownership share through April 16 and 100% ownership thereafter. Greens Creek produced 5.8 million ounces of silver for Hecla’s account during 2008, compared to 2.6 million ounces of silver during 2007. The cash cost was $3.29 per ounce compared to a negative $5.27 per ounce in 2007. In the fourth quarter of 2008, the cash cost at Greens Creek was $6.24 per ounce.

Greens Creek’s electricity comes primarily from diesel generators, and those costs were higher in 2008 than 2007 due to the increased diesel prices. In the future, additional hydropower is expected to be available to Greens Creek once the local utility completes construction of additional reservoirs in late 2009 or 2010, which is expected to significantly reduce energy costs. Lower diesel prices today compared with 2008 prices is having a positive impact on decreasing unit costs.

During 2008, Hecla invested approximately $24 million on capital improvements at Greens Creek, including modernizing the haulage fleet and communications system, as well as adding tailings capacity.

Lucky Friday – Lucky Friday produced 2.9 million ounces of silver during 2008, at a cash cost per ounce of $6.06. This compares to production of 3.1 million ounces of silver in 2007, at a cash cost per ounce of negative $0.75. For the fourth quarter, the cash cost rose to $10.64 per ounce.

Capital improvements at Lucky Friday during 2008 were in preparation for the operation’s long-term future, including building a new tailings facility and projects that will facilitate much deeper development in the mine. Capital expenses at Lucky Friday during the year totaled $44 million.

Baker said, “These two long-lived, U.S. mines are quality operations that are the cornerstone of Hecla’s future. The fourth quarter increase in costs are due in large part to lower by-product metals prices, as well as increased costs for supplies and smelter treatment. Already in 2009, we have begun to see lower costs, with average total cash costs in January of about $5 per ounce of silver. Our capital expenditures over the past year were primarily for new or expanded tailings facilities that will be largely completed in 2009, so our capital expenditures will be about $33 million - and even less in 2010.”

EXPLORATION

Hecla’s silver, gold, lead and zinc reserves and resources increased dramatically in 2008 with the acquisition of the remainder of the Greens Creek mine and drilling at the Lucky Friday. As of December 31, 2008, Hecla recorded 132 million ounces of proven and probable silver reserves and a total of 325 million ounces in combined silver reserves and resources, the most in Hecla’s 118-year history.

The average metal prices used in the calculation for the reserves and resources estimates in the table below are $650/oz for gold, $12.25/oz for silver and $0.80/lb for each of lead and zinc, roughly the three-year average price.

ESTIMATED ORE RESERVES AND RESOURCES
(As of December 31, 2008)
		Silver	Gold	Lead	Zinc	Silver	Gold	Lead	Zinc
Mine	Tons	(Oz/ton)	(Oz/ton)	(%)	(%)	(Ounces)	(Ounces)	(Tons)	(Tons)
Proven and Probable Reserves
Proven Ore Reserves
Lucky Friday Unit, USA	1,270,000	12.4	-	7.8	2.5	15,800,700	-	98,700	31,600
						15,800,700	-	98,700	31,600
Probable Reserves
Lucky Friday Unit, USA	523,400	11.6	-	6.5	2.7	6,046,800	-	33,900	14,300
Greens Creek Unit, USA	8,064,700	13.7	0.108	3.8	10.5	110,583,200	870,100	308,700	850,700
						116,630,000	870,100	342,600	865,000
Total Proven and Probable Reserves						132,430,700	870,100	441,300	896,600
Mineralized Material
Lucky Friday Unit, USA (1)	12,078,000	7.8	-	5.0	2.5	93,795,100	-	601,800	307,400
Greens Creek Unit, USA (2)	789,800	4.1	0.063	2.0	4.6	3,262,300	49,400	16,000	36,300
						97,057,400	49,400	617,800	343,700
Other Resources 2008
Lucky Friday Unit, USA (3)	4,477,100	10.1	-	7.1	3.2	45,071,800	-	316,800	143,700
Greens Creek Unit, USA (4)	2,412,000	11.5	0.092	2.7	6.8	27,854,500	221,300	65,400	163,500
San Sebastian Hugh, Mexico(5)	1,142,500	8.0	0.010	2.9	4.4	9,186,200	14,300	33,000	49,900
San Juan JV, USA (70%) (6)	962,600	13.7	-	1.9	1.3	13,232,000	-	18,200	12,200
						95,344,500	235,600	433,400	369,300
Total Reserves & Resources						324,832,600	1,155,100	1,492,500	1,609,600

(1) Measured and Indicated resources from Gold Hunter and Lucky Friday vein systems, diluted and factored for expected mining recovery.
(2) Indicated resources, Gallagher orebody, factored for dilution and mining recovery.
(3) Inferred resources from Gold Hunter and Lucky Friday vein systems, diluted and factored for expected mining recovery.
(4) Inferred resources, East, West, SW, Gallagher, NWW, '9A', and 200S orebodies, factored for dilution and mining recovery.
(5) Inferred resources, Hugh zone (Deep Francine) - diluted and factored to minimum mining width, also includes 2.1% copper (23,500 tons).
(6) Inferred resources, diluted and factored to minimum mining width. San Juan JV (Creede, CO) reportable @ 70% to Hecla (A-Vein only).

During 2008, Hecla spent $22.5 million on exploration programs at Greens Creek, Lucky Friday, the Silver Valley in northern Idaho, the San Juan Silver Joint Venture in Colorado and the San Sebastian property in central Mexico. Hecla is reducing exploration expenditures to approximately $7 million during 2009.

Idaho – Exploration and definition drilling has caused the Lucky Friday estimated proven and probable reserves to increase 26% to approximately 22 million ounces of silver compared to 2007 year-end reserves. The combined estimated reserves and resources increased by 30 million ounces of silver compared to a year earlier, to a total of 161 million ounces of silver now identified at Lucky Friday. Silver, lead and zinc grades in the reserves and resources were all higher.

Exploration drilling at the Lucky Friday mine focused on the east and central part of the resource down to the 7100 Level. This drilling suggests that the two main 30 and 40 veins are in places coalescing into a thicker, high-grade vein below the 6300 Level. These drill intersections are some of the most impressive in the history of drilling at Lucky Friday and represent an even better orebody than currently being mined.

Drilling in the “Gap” area, a 2,500-foot previously unexplored area located directly above current mining at Lucky Friday, intersected multiple veins up to 7.4 feet wide with grades up to 21 ounces per ton of silver, plus base metals. This drilling shows strongly developed mineralized structures exist throughout much of the Gap area and appear to coincide with the resource trend below the 4050 Level. This demonstrates potential for resource extensions in up to five veins above the current resource.

Alaska – Underground exploration drilling in the Gallagher Zone at Greens Creek successfully extended the mineralization in a southerly plunge over 200 feet. Surface drilling defined extensions of the mine contact rocks northeast of the current mine workings, which can be correlated for over 2,000 feet and is still open in both directions. This target area could be accessed through the mine’s current infrastructure and will be drilled in 2009. Surface drilling during the summer has also confirmed the presence of mine contact rock eight miles north of the mine. During 2009, other drilling will define the lower west dipping contact of the Lower Southwest zone and extensions to the Northwest-West zone.

Colorado – During the past year, work at the San Juan Silver Joint Venture began confirming resources in the historic Bulldog Mine and allowed Hecla to add more than 13 million ounces of silver resources. Resource modeling of other veins in the Bulldog system continues and additional resources are expected to be added during 2009. In addition, work to advance the permitting for future exploration in this promising district will continue in 2009. A Hecla subsidiary holds a 70% participating interest in the San Juan project, with Emerald Mining & Leasing LLC and Golden 8 Mining LLC holding the remaining 30%.

Mexico – Hecla’s San Sebastian property, located in central Mexico’s prolific silver belt, will focus in 2009 on expanding the drill targets that are in addition to the Hugh Zone resources.

OTHER ACQUISITIONS/DIVESTMENTS

In addition to the purchase of the remaining interest in the Greens Creek joint venture and entering into the San Juan Silver Joint Venture in 2008, Hecla also acquired substantially all the assets of Independence Lead Mines (ILM) Company, located in northern Idaho’s Silver Valley. Included in the ILM assets are its interest in the Lucky Friday mine and the West Independence property. Hecla issued 6.9 million shares of its common stock to ILM in consideration of those assets. Baker said, “This transaction simplifies the ownership structure of the Lucky Friday mine and will make it easier later on to conduct deeper development there. In addition, the West Independence ground is attractive for future exploration.”

During the second quarter of 2008, Hecla sold its subsidiaries engaged in mining and exploring for gold in Venezuela to Rusoro Mining Ltd. for approximately $25 million, consisting of $20 million in cash and 3,595,781 shares of Rusoro common stock.

PREFERRED DIVIDENDS

Hecla Mining Company today announced that based upon the restrictions contained in the Bank Credit Agreement and the need to conserve cash, the April 1, 2009, quarterly dividend payments to the holders of all three classes of Hecla’s preferred stock have been deferred. The three classes of stock are the Hecla Series B Cumulative Convertible Preferred Stock, the Series C Mandatory Convertible Preferred Stock and the 12% Convertible Preferred Stock.

OTHER

“In January 2009, we said goodbye to two members of our executive management team as they opted to move on to other opportunities: Mike Callahan, Vice President; and Vicki Veltkamp, Vice President – Investor and Public Relations. Between them, they spent more than 35 years with Hecla. We will miss their experience, and thank them for helping Hecla grow,” said Baker.

Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines, processes and explores for silver and gold in the United States and Mexico. A 118-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols “HL,” “HL-PrB” and “HL-PrC.”

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, variance in ore grades, political risks, project development risks, labor issues, general economic, market, and infrastructure conditions, compliance with the terms and conditions of existing or future financings, and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Cautionary Note to Investors - The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release, such as "resource," “reserve,” and “inferred resource” that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

Hecla Mining Company news releases can be accessed on the

Internet at: http://www.hecla-mining.com

HECLA MINING COMPANY (dollars in thousands, except per share, per ounce and per pound amounts - unaudited)

	Fourth Quarter Ended		Year Ended
HIGHLIGHTS	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
FINANCIAL DATA
Sales	$27,508	$36,361	$192,655	$153,702
Gross Profit (Loss)	$(13,815)	$17,085	$17,859	$77,786
Income (loss) applicable to common shareholders	$(40,718)	$7,622	$(80,196)	$52,173
Basic income (loss) per common share	$(0.24)	$0.06	$(0.57)	$0.43
Net income (loss) from continuing operations	$(36,662)	$9,070	$(37,173)	$68,157
Cash flow provided by (used by) operating activities	$(8,233)	$18,006	$14,785	$64,995
PRODUCTION SUMMARY – TOTALS
Silver – Ounces produced	2,528,071	1,251,382	8,709,517	5,642,558
Payable ounces sold	2,067,195	1,180,070	7,840,847	5,109,414
Gold – Ounces produced	18,146	5,255	54,650	20,218
Payable ounces sold	12,930	3,916	44,977	15,526
Lead – Tons produced	10,226	6,231	35,023	24,549
Payable tons sold	8,165	5,515	30,792	22,104
Zinc – Tons produced	19,581	7,336	61,441	26,621
Payable tons sold	13,527	5,168	45,732	19,247
Average cost per ounce of silver produced (1):
Total cash costs ($/oz.)	7.49	(3.64)	4.20	(2.81)
Total production costs ($/oz.)	12.29	(1.32)	8.30	(0.60)
AVERAGE METAL PRICES
Silver – London PM Fix ($/oz.)	10.20	14.22	15.02	13.39
Realized price per ounce	9.43	15.06	14.40	13.78
Gold – London PM Fix ($/oz.)	795	788	872	697
Realized price per ounce	752	856	865	731
Lead – LME Cash ($/pound)	0.56	1.46	0.95	1.17
Realized price per pound	0.30	1.13	0.83	1.23
Zinc – LME Cash ($/pound)	0.54	1.19	0.85	1.47
Realized price per pound	0.35	0.85	0.71	1.24

(1)  Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. For additional information, see note (1) in the cash costs per ounce reconciliation section. Includes gold, lead and zinc production, which is treated as a by-product credit and included in the calculation of silver costs per ounce.

HECLA MINING COMPANY
Consolidated Statements of Operations
(dollars and shares in thousands, except per share amounts - unaudited)

	Fourth Quarter Ended		Year Ended
	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007

Sales of products	$27,508	$36,361	$192,655	$153,702
Cost of sales and other direct production costs	29,056	16,417	139,589	63,593
Depreciation, depletion and amortization	12,267	2,859	35,207	12,323
	41,323	19,276	174,796	75,916
Gross profit (loss)	(13,815)	17,085	17,859	77,786

Other operating expenses
General and administrative	669	4,413	13,894	15,166
Exploration	4,106	5,365	22,471	15,934
Pre-development expenses	- -	- -	- -	1,027
Depreciation and amortization	- -	48	- -	299
Other operating expense (income)	776	(418)	3,047	1,229
Gain on sale of properties, plants and equipment	- -	669	(506)	(63,205)
Charitable foundation donation	- -	5,143	- -	5,143
Provision for closed operations and environmental matters	1,926	465	4,312	49,152
	7,477	15,685	43,218	24,745
Income (loss) from operations	(21,292)	1,400	(25,359)	53,041

Other income (expense):
Gain (loss) on sale or (impairment) of investments	(373)	- -	7,724	- -
Interest and other income	266	871	3,842	7,147
Interest expense	(6,892)	42	(19,573)	(534)
	(6,999)	913	(8,007)	6,613
Income (loss) from operations before income taxes	(28,291)	2,313	(33,366)	59,654
Income tax benefit (provision)	(8,371)	6,757	(3,807)	8,503

Net income (loss) from continuing operations	(36,662)	9,070	(37,173)	68,157
Loss from discontinued operation, net of tax	- -	(838)	(17,395)	(14,960)
Loss on impairment of discontinued operation, net of tax	(648)	- -	(11,995)	- -

Net income (loss)	(37,310)	8,232	(66,563)	53,197
Preferred stock dividends	(3,408)	(610)	(13,633)	(1,024)

Income (loss) applicable to common shareholders	$(40,718)	$7,622	$(80,196)	$52,173

Basic and diluted income (loss) per common share after preferred dividends	$(0.24)	$0.06	$(0.57)	$0.43

Basic weighted average number of common shares outstanding	169,603	120,934	141,272	120,420

Diluted weighted average number of common shares outstanding	169,603	121,512	141,272	121,071

HECLA MINING COMPANY
Consolidated Balance Sheets
(dollars and shares in thousands - unaudited)

	Dec. 31, 2008	Dec. 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$36,470	$373,123
Short-term investments and securities held for sale	- -	25,759
Accounts and notes receivable	9,414	21,887
Inventories	21,331	15,511
Deferred taxes	2,481	7,370
Other current assets	4,154	5,934
Total current assets	73,850	449,584
Investments	3,118	8,429
Restricted cash and investments	13,133	15,181
Properties, plants and equipment, net	852,113	132,308
Deferred taxes	36,071	14,938
Other noncurrent assets	10,506	30,297

Total assets	$988,791	$650,737

LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$21,850	$22,564
Accrued payroll and related benefits	8,475	16,184
Accrued taxes	4,408	3,703
Current portion of accrued reclamation and closure costs	2,227	9,686
Current portion of long-term debt	48,018	--
Total current liabilities	84,978	52,137
Long-term debt	113,649	--
Accrued reclamation and closure costs	119,120	96,453
Other noncurrent liabilities	21,587	9,618

Total liabilities	339,334	158,208

SHAREHOLDERS’ EQUITY
Preferred stock	543	543
Common stock	45,115	30,364
Capital surplus	981,161	725,076
Accumulated deficit	(351,700)	(274,877)
Accumulated other comprehensive income (loss)	(25,022)	12,063
Treasury stock	(640)	(640)

Total shareholders' equity	649,457	492,529

Total liabilities and shareholders' equity	$988,791	$650,737

Common shares outstanding at end of year	180,380	121,375

HECLA MINING COMPANY
Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	Fourth Quarter Ended		Year Ended
	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
OPERATING ACTIVITIES
Net income (loss)	$(37,310)	$8,232	$(66,563)	$53,197
Loss on discontinued operations, net of tax	648	838	29,390	14,960
Income (loss) from continuing operations	(36,662)	9,070	(37,173)	68,157
Noncash elements included in net income:
Depreciation, depletion and amortization	12,267	2,896	35,846	12,611
(Gain) loss on sale or (impairment) of investments	374	- -	(7,724)	- -
(Gain) loss on disposition of properties, plants and equipment	303	667	(203)	(63,205)
Provision (benefit) for reclamation and closure costs	34	(68)	651	46,153
Stock compensation	374	232	4,122	3,381
Provision (benefit) for deferred taxes	8,476	(7,279)	6,756	(10,486)
Amortization of loan origination fees	3,519	- -	6,646	- -
Other, net	580	- -	1,224	- -
Charitable foundation donation paid with common stock	- -	5,143	- -	5,143
Change in assets and liabilities:
Accounts and notes receivable	7,941	6,821	18,591	5,204
Inventories	(3,922)	154	1,812	(1,656)
Inventory - purchase price allocation adjustment	- -	- -	16,637	- -
Other current and noncurrent assets	539	(1,586)	(2,012)	(2,184)
Accounts payable and accrued expenses	710	1,058	(9,263)	3,632
Accrued payroll and related benefits	(2,702)	3,608	(1,943)	3,423
Accrued taxes	1,808	909	1,068	461
Other noncurrent liabilities	(1,186)	(1,166)	(1,141)	(1,166)
Accrued reclamation and closure costs	(686)	(2,968)	(6,621)	(6,520)
Net cash provided by (used by) discontinued operations	- -	515	(12,488)	2,047
Net cash provided by (used by) operating activities	(8,233)	18,006	14,785	64,995

INVESTING ACTIVITIES
Additions to properties, plants and equipment	(14,629)	(12,826)	(68,674)	(34,875)
Acquisition of business, net of cash obtained	(361)	- -	(688,452)	- -
Proceeds from sale of investments	- -	- -	27,001	- -
Proceeds from disposition of properties, plants and equipment	100	- -	596	45,048
Purchase of equity securities	- -	- -	- -	(181)
Purchase of short-term investments and securities held for sale	- -	(2,000)	- -	(89,959)
Maturities of short-term investments and securities held for sale	- -	47,244	4,036	111,414
Redemption of restricted cash	840	808	23,277	808
Purchases of restricted investments	- -	257	- -	(2,136)
Net cash provided by (used by) discontinued operations	- -	213	21,159	(785)
Net cash provided by (used in) investing activities	(14,050)	33,696	(681,057)	29,334

FINANCING ACTIVITIES
Proceeds from exercise of stock options	- -	5,718	147	8,760
Preferred stock issued	- -	194,917	- -	194,917
Common stock issued	19,588	- -	183,357	- -
Dividends paid to preferred shareholders	- -	(138)	(7,427)	(552)
Purchase of treasury shares	- -	(1)	- -	(209)
Loan origination fees	(2,848)	- -	(8,125)	- -
Borrowings on debt	- -	- -	380,000	- -
Repayments of debt	(37,100)	- -	(218,333)	- -
Net cash provided by (used in) financing activities	(20,360)	200,496	329,619	202,916
Net (decrease) increase in cash and cash equivalents	(42,645)	252,198	(336,653)	297,245
Cash and cash equivalents at beginning of period	79,115	120,925	373,123	75,878
Cash and cash equivalents at end of period	36,470	373,123	36,470	373,123

HECLA MINING COMPANY
Production Data

	Fourth Quarter Ended		Year Ended
	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
GREENS CREEK UNIT (1)
Tons of ore milled	205,729	56,487	598,931	217,691
Mining cost per ton	$49.41	$52.79	$49.43	$47.17
Milling cost per ton	$27.08	$31.06	$30.91	$29.01
Ore grade milled – Silver (oz./ton)	12.42	12.13	13.69	15.45
Silver produced (oz.)	1,812,145	497,266	5,829,253	2,570,701
Gold produced (oz.)	18,146	5,255	54,650	20,218
Lead produced (tons)	5,710	1,564	16,630	6,252
Zinc produced (tons)	17,684	5,038	52,055	18,612
Average cost per ounce of silver produced (2):
Total cash costs	$6.24	$(5.79)	$3.29	$(5.27)
Total production costs	$12.06	$(1.87)	$8.52	$(1.93)
Capital additions (in thousands)	$2,955	$2,324	$24,422	$9,147
LUCKY FRIDAY UNIT
Tons of ore processed	72,297	82,648	317,777	323,659
Mining cost per ton	$72.73	$53.05	$63.72	$53.01
Milling cost per ton	$14.92	$13.32	$13.74	$12.47
Ore grade milled – Silver (oz./ton)	10.57	9.73	9.70	10.27
Silver produced (oz.)	715,926	754,116	2,880,264	3,071,857
Lead produced (tons)	4,516	4,667	18,393	18,297
Zinc produced (tons)	1,897	2,298	9,386	8,009
Average cost per ounce of silver produced (2):
Total cash costs	$10.64	$(2.22)	$6.06	$(0.75)
Total production costs	$12.87	$(0.95)	$7.87	$0.52
Capital additions (in thousands)	$11,721	$8,666	$44,114	$24,778

(1) Reflects Hecla’s 100% share of Green Creek as of April 16, 2008, and its 29.73% ownership prior to that date.

(2) Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. Total cash costs per ounce of silver and gold represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release.

HECLA MINING COMPANY
Reconciliation of Cash Costs per Ounce to Generally Accepted Accounting Principles (GAAP)(1)
(dollars and ounces in thousands, except per ounce – unaudited)

	Three Months Ended		Year Ended
	Dec. 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
RECONCILIATION TO GAAP, ALL OPERATIONS
Total cash costs	$18,922	$(4,559)	$36,621	$(15,873)
Divided by silver ounces produced	2,528	1,252	8,709	5,643
Total cash cost per ounce produced	$7.49	$(3.64)	$4.20	$(2.81)
Reconciliation to GAAP:
Total cash costs	$18,922	$(4,559)	$36,621	$(15,873)
Depreciation, depletion and amortization	12,267	2,860	35,207	12,323
Treatment and freight costs	(21,896)	(7,763)	(82,786)	(31,555)
By-product credits	36,828	29,781	164,963	112,079
Change in product inventory	(4,680)	(1,100)	20,254	(1,261)
Reclamation, severance and other costs	(118)	57	537	203
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$41,323	$19,276	$174,796	$75,916

GREENS CREEK UNIT
Total cash costs	$11,302	$(2,887)	$19,157	$(13,560)
Divided by silver ounces produced	1,812	498	5,829	2,571
Total cash cost per ounce produced	$6.24	$(5.79)	$3.29	$(5.27)
Reconciliation to GAAP:
Total cash costs	11,302	(2,887)	19,157	(13,560)
Depreciation, depletion and amortization	10,673	1,907	30,022	8,440
Treatment and freight costs	(17,931)	(4,084)	(61,838)	(17,295)
By-product credits	31,192	15,067	122,146	59,622
Change in product inventory	(4,585)	(1,234)	20,245	(1,200)
Reclamation, severance and other costs	(118)	58	487	186
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$30,533	$8,827	$130,219	$36,193

LUCKY FRIDAY UNIT
Total cash costs	$7,620	$(1,672)	$17,464	$(2,313)
Divided by silver ounces produced	716	754	2,880	3,072
Total cash cost per ounce produced	$10.64	$(2.22)	$6.06	$(0.75)
Reconciliation to GAAP:
Total cash costs	7,620	(1,672)	17,464	(2,313)
Depreciation, depletion and amortization	1,594	953	5,185	3,883
Treatment and freight costs	(3,965)	(3,679)	(20,948)	(14,260)
By-product credits	5,637	14,714	42,817	52,457
Change in product inventory	(95)	134	9	(61)
Reclamation and other costs	(1)	(1)	50	17
Costs of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$10,790	$10,449	$44,577	$39,723

(1) Cash costs per ounce of silver represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow, after consideration of the realized price received for production sold. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. “Total cash cost per ounce” is a measure developed by gold companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization, was the most comparable financial measures calculated in accordance with GAAP to total cash costs.

CONTACT:
Hecla Mining Company
Don Poirier, vice president – corporate development, 208-769-4128